EXHIBIT 99

ONCOLOGIX TECH INC. ANNOUNCES SITE SELECTION AND INITIATION OF PRE-CLINICAL

(ANIMAL) TESTING OF THE ONCOSPHERE SYSTEM


GRAND RAPIDS, Mich.--(Marketwire) March 19, 2007 - Oncologix Tech Inc.'s (OTC
BB: OCLG.OB) wholly owned subsidiary Oncologix Corporation announced today that the Institut de Cardiologie de Montreal (Montreal Heart Institute) and Dr. Raoul Bonan have agreed to provide the facilities, equipment, and expertise necessary to assist Oncologix in performing animal research studies with its Oncosphere System. The studies are required to be completed as part of the data submitted to the Food and Drug Administration (FDA) to support a request for initiation of human clinical research.

One of Montreal Heart Institute's (MHI) primary missions is to develop and run research and technology development programs related to their expertise in vascular interventions. Given the reputation they have earned in basic and clinical research, they often work with private businesses such as Oncologix. In addition to their expertise in vascular interventions, Dr. Bonan and MHI have teamed with industry in the development of interventional radiation based treatments such as vascular brachytherapy and brachytherapy for atrial flutter and fibrillation, which makes them a uniquely qualified location to conduct animal studies with the Oncosphere System.

The first of two animal studies is scheduled to begin in March and both studies should be completed by the end of 2007 for inclusion in an Investigational Device Exemption (IDE) to the FDA requesting approval to begin human trials. Accomplishing these goals continues to keep Oncologix on track with its plan to initiate clinical trials with the Oncosphere System in early 2008 and to gain commercial approval by the end of 2009.

According to Adam Lowe, President and COO of Oncologix, "We are extremely pleased to working with Dr. Bonan and the Montreal Heart Institute. We have been fortunate to align ourselves with individuals and organizations like these with a long history of successful medical research and technology development."



In addition Stanley L. Schloz, Oncologix Tech Inc.'s Chief Executive Officer, stated "The asset sale of the BestNet phone business to Interactive Media Technologies, Inc was completed March 19, 2007. The company will now focus all of it's energy and resources on it's medical subsidiary, Oncologix Corporation."




About Oncologix Tech Inc. and Oncologix Corp.:
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Oncologix Tech Inc., (formerly BestNet Communications Corp.) was formerly a provider of long distance telephone communication services. On January 2007, the Company entered into an agreement to dispose of the telephone business.

Oncologix Corporation, based in Atlanta GA, is a wholly owned subsidiary of Oncologix Tech Inc. Oncologix is developing an advanced medical treatments for soft tissue cancers; the Oncosphere System. The Oncosphere System is a brachytherapy (radiation therapy) device being developed for the treatment of soft tissue cancers. It is based on a radioactive micro-particle designed to deliver therapeutic radiation directly to a tumor site by introducing the micro-particles into the artery that feeds the tumor tissue.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.